Exhibit 5.1
February 28, 2008
Board of Directors
MAKO Surgical Corp.
2555 Davie Road
Ft. Lauderdale, FL 33317
Ladies and Gentlemen:
     We are acting as counsel to MAKO Surgical Corp., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to (i) the proposed offering of up to 1,084,703 shares (the “Omnibus Plan Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable under the Company’s 2008 Omnibus Incentive Plan (the “Omnibus Plan”), (ii) the proposed offering of up to 625,000 shares (the “Stock Purchase Plan Shares”) of the Company’s Common Stock, issuable under the Company’s 2008 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) and (iii) the registration of 1,906,624 shares of the Company’s Common Stock (the “Stock Incentive Plan Shares” and together with the Omnibus Plan Shares and the Stock Purchase Plan Shares, the “Shares”), issuable upon the exercise of outstanding options granted under the Company’s 2004 Stock Incentive Plan (the “Stock Incentive Plan” and together with the Omnibus Plan and the Employee Stock Purchase Plan, the “Plans”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
     In this capacity, we have reviewed such matters of fact and questions of law as we have considered necessary for purposes of this opinion letter. As to all matters of fact, we have relied on the representations and statements of fact made in documents so reviewed, and we have not independently established the facts so relied upon. In our examination of any documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

     Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares when issued and delivered against payment therefor in accordance with the provisions of the respective Plans and any respective form of agreement issued pursuant thereto, will be validly issued, fully paid and nonassessable.
     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective time of the Registration Statement.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement . In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Hogan & Hartson L.L.P.
HOGAN & HARTSON L.L.P.

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